UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              TREND MINING COMPANY
                                (Name of Issuer)

                      Common Stock, no par value per share
                         (Title of Class of Securities)

--------------------------------------------------------------------------------
                                 (CUSIP Number)

    Asher B. Edelman                                 Todd J. Emmerman, Esq.
c/o The Edelman Companies                       c/o Katten Muchin Zavis Rosenman
    717 Fifth Avenue                                   575 Madison Avenue
New York, New York 10022                               New York, NY 10022

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 6, 2002
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No._______

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        Edelman Value Partners, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

        WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|

________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER
                    0

               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES           933,875
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING         0
   PERSON
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
                    933,875

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        933,875
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.65%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No._______

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        Edelman Value Fund, Ltd.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |x|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

        WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|

________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands
________________________________________________________________________________
               7    SOLE VOTING POWER
                    0

               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES           1,158,225
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING         0
   PERSON
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
                    1,158,225

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,158,225
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        5.77%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No._______

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        Asher B. Edelman
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

        PF, AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|

________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
________________________________________________________________________________
               7    SOLE VOTING POWER
                    1,275,000

               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES           3,418,000 (comprised of shares, warrants and options owned
BENEFICIALLY        by Edelman Value Partners, L.P., Edelman Value Fund, Ltd.,
  OWNED BY          LT II Partners, L.P., Edelman Family Partnership and Asher
    EACH            B. Edelman and Associates LLC)
  REPORTING    _________________________________________________________________
   PERSON      9    SOLE DISPOSITIVE POWER
    WITH            1,275,000

               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
                    3,418,000 (comprised of shares, warrants and options owned by Edelman Value Partners, L.P., Edelman Value Fund, Ltd., LT II Partners, L.P., Edelman Family Partnership and Asher
                    B. Edelman and Associates LLC)
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,693,100 (comprised of shares, warrants and options owned by Asher B. Edelman, Edelman Value Partners, L.P., Edelman Value Fund, Ltd., LT II Partners, L.P., Edelman Family Partnership and Asher B. Edelman and Associates LLC)
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        23.36%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No._______

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        LT II Partners, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

        WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER
                    0

               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES           926,000
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING         0
   PERSON
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
                    926,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        926,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.61%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No._______

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        Irving Garfinkel
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

        PF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
________________________________________________________________________________
               7    SOLE VOTING POWER
                    275,000 (comprised of shares held by Mr. Garfinkel,
                    personally, and as custodian of Christopher A. Edelman)
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES           0
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING         275,000 (comprised of shares held by Mr. Garfinkel,
   PERSON           personally, and as custodian of Christopher A. Edelman)
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      275,000 (comprised of shares held by Mr. Garfinkel, personally, and as custodian of Christopher A. Edelman)
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.18%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No._______

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        Gerald Agranoff
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

        PF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
________________________________________________________________________________
               7    SOLE VOTING POWER
                    127,500

               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES           0
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING         127,500
   PERSON
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        127,500
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.63%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No._______

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        Edelman Family Partnership
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

        PF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER
                    0

               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES           300,000
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING         0
   PERSON
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
                    300,000

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        300,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.49%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No._______

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        Asher B. Edelman and Associates LLC
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Turks and Caicos
________________________________________________________________________________
               7    SOLE VOTING POWER
                    0

               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES           2,184,225 (comprised of shares, warrants and options owned
BENEFICIALLY        by Edelman Value Fund, Ltd., LT II Partners, L.P. and Asher
  OWNED BY          B. Edelman and Associates LLC)
    EACH
  REPORTING    _________________________________________________________________
   PERSON      9    SOLE DISPOSITIVE POWER
    WITH            0
               _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
                    2,184,225 (comprised of shares, warrants and options owned by Edelman Value Fund, Ltd., LT II Partners, L.P. and Asher
                    B. Edelman and Associates LLC)
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,184,225 (comprised of shares, warrants and options owned by Edelman Value Fund, Ltd., LT II Partners, L.P. and Asher B. Edelman and Associates
      LLC)
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        10.87%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No._______

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     A.B. Edelman Management Company, Inc.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
________________________________________________________________________________
               7    SOLE VOTING POWER
                    0

               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES           933,875 (comprised of shares, warrants and options
BENEFICIALLY        owned by Edelman Value Partners, L.P.)
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING         0
   PERSON
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
                    933,875 (comprised of shares, warrants and options
                    owned by Edelman Value Partners, L.P.)
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      933,875 (comprised of shares, warrants and options owned by Edelman Value Partners, L.P.)
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.65%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

        CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1. Security and Issuer

This Amendment No. 2 (the "Amendment") is being filed by (i) Mr. Asher B. Edelman, (ii) Edelman Value Partners, L.P., a Delaware limited partnership ("Edelman Value Partners"), (iii) Edelman Value Fund, Ltd., a British Islands corporation ("Edelman Value Fund"), (iv) Asher B. Edelman and Associates LLC, a Turks and Caicos limited liability company ("Edelman Associates"), (v) LT II Partners, L.P., a Delaware limited partnership ("LT II Partners"), (vi) Mr. Irving Garfinkel, an individual, (vii) Mr. Gerald Agranoff, an individual,
(viii) Edelman Family Partnership, a Delaware partnership ("Edelman Family Partnership"), and (ix) A.B. Edelman Management Company, Inc., a New York corporation ("Edelman Management") (such entities and individuals are collectively referred to herein as the "Reporting Persons"), with respect to the common stock, no par value per share (the "Common Stock") of the of Trend Mining Company, a Montana corporation (the "Company"), including the shares of Common Stock issuable upon exercise of options and warrants to purchase shares of Common Stock. This Amendment No. 2 amends the Schedule 13D filed by the Reporting Persons on February 13, 2001 as amended by Amendment No. 1 filed by the Reporting Persons on June 18, 2001. The principal office of the Company is 410 Sherman Avenue, Suite 209, Coeur d'Alene, Idaho 83814. This Amendment No. 2 is being filed to reflect the fact that Gerald Agranoff and Irving Garfinkel are no longer Reporting Persons. Capitalized terms contained herein which are not otherwise defined herein shall have the meanings ascribed to terms in the
Schedule 13D.

Item 5. Interest in Securities of the Issuer

      The aggregate percentage of the outstanding shares of Common Stock reported owned by each Reporting Person is based upon 20,088,435 shares of Common Stock outstanding as reported in the Company's Form 10-QSB filed on August 14, 2002.

                        (a) Item 5(a) is hereby amended and restated as follows:

                        As of the close of business on November 6, 2002:

                        (i) Edelman Value Partners beneficially owns 933,875 shares of Common Stock consisting of 627,500 shares of Common Stock and warrants and options to purchase 306,375 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock, in the aggregate, constitute approximately 4.65% of the shares of Common Stock outstanding.

                        (ii) Edelman Management owns no shares of Common Stock. However, as sole General Partner of Edelman Value Partners, Edelman Management may be deemed by the provisions of Rule 13d-3 of the rules promulgated under the Exchange Act of 1934 (the "Exchange Act Rules") to beneficially own the 933,875 shares of Common Stock held by Edelman Value Partners. Such shares of Common Stock constitute approximately 4.65% of the shares of Common Stock outstanding.

                        (iii) Edelman Value Fund beneficially owns 1,158,225
                              shares of Common Stock consisting of 693,100 shares of Common Stock and warrants and options to purchase 465,125 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock, in the aggregate, constitute approximately 5.77% of the shares of Common Stock outstanding.

                        (iv) LT II Partners beneficially owns 926,000 shares of Common Stock consisting of 426,000 shares of Common Stock directly owned and warrants and options to purchase 500,000 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock, in the aggregate, constitute approximately 4.61% of the shares of Common Stock outstanding.

                        (v) Edelman Associates owns 100,000 shares of Common Stock comprised of options to purchase 100,000 shares of Common Stock held by Edelman Associates. In addition, as the Investment Manager of Edelman Value Fund and LT II Partners, Edelman Associates may be deemed under the provisions of Rule 13d-3 of the Exchange Act Rules to beneficially own the 1,158,225 shares of Common Stock that are held by Edelman Value Fund and the 926,000 shares that are held by LT II Partners. Such shares of Common Stock, in the aggregate, constitute approximately 10.87% of the shares of Common Stock outstanding.

                        (vi) Edelman Family Partnership beneficially owns 300,000 shares of Common

                              Stock. Such shares of Common Stock constitute approximately 1.49% of the shares of Common Stock outstanding.

                        (vii) Asher B. Edelman owns 900,000 shares of Common
                              Stock and warrants to purchase 375,000 shares of Common Stock. In addition, (i) as the President and sole director of Edelman Management, which is the sole General Partner of Edelman Value Partners, (ii) as the Managing Member of Edelman Associates, which is the Investment Manager of Edelman Value Fund and LT II Partners, and (iii) as the General Partner of Jacobson Family Investments, Mr. Edelman may be deemed under the provisions of Rule 13d-3 of the Exchange Act Rules, to be the beneficial owner of (i) the 933,875 shares that are held by Edelman Value Partners, (ii) the 1,158,225 shares that are held by Edelman Value Fund, (iii) the 100,000 shares that are held by Edelman Associates, (iv) the 926,000 shares that are held by LT II Partners and
                              (v) the 300,000 shares that are held by Edelman Family Partnership. Such shares, comprising a total of 4,693,100 shares of Common Stock in the aggregate (including the shares held directly by Mr. Edelman), constitute approximately 23.36% of the Common Stock outstanding.

                       (viii) Mr. Garfinkel beneficially owns 237,500 shares of
                              Common Stock consisting of 200,000 shares of Common Stock and warrants to purchase 37,500 shares of Common Stock. Such shares of Common Stock constitute approximately 1.18% of the shares of Common Stock outstanding.

                        (ix) Mr. Agranoff beneficially owns 127,500 shares of Common Stock of the Company, consisting of 90,000 shares of Common Stock and warrants to purchase 37,500 shares of Common Stock. Such shares of Common Stock, in the aggregate, constitute approximately 0.63% of the shares of Common Stock outstanding.

                        (c) Item 5(c) is hereby amended and restated as follows:

                              On April 2, 2002, Edelman Associates distributed warrants to purchase 500,000 shares of Common Stock to its members, including, among others, 375,000 warrants to Mr. Edelman and 37,500 warrants each to Mr. Garfinkel and Mr. Agranoff.

                              On September 24, 2002, Mr. Agranoff sold 10,000 shares on the open market at a price per share equal to $.25.

                        (e) Item 5(e) is hereby amended as follows:

                        As of November 6, 2002, Mr. Garfinkel and Mr. Agranoff ceased being Reporting Persons with respect to the Company's Common Stock.

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: November 7, 2002


/s/  Sebastiano Andina
-----------------------
Signature


Sebastiano Andina, as attorney-in-fact for each of Edelman Value Partners, L.P., Edelman Value Fund, Ltd., LT II Partners, L.P., Asher B. Edelman, Irving Garfinkel, Gerald Agranoff, Edelman Family Partnership, Asher B. Edelman & Associates LLC and A.B. Edelman Management Company, Inc.


            Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)